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                                                                   EXHIBIT 10.26
January 13, 1998


Jim Macek
4604 Wild Briar Pass
Austin, TX  78746
(512) 328-4422

     Re:  Employment Agreement

Dear Jim:

     We are pleased to offer you the positions of Executive Vice President of Consilium, Inc. (the "Company") and President of the Company's Semiconductor and Electronics Business Unit (the "Unit"). You will work out of Austin, Texas, and report directly to the Company's President and CEO, Larry Hootnick. Your employment will start on a mutually agreed upon date (hereinafter known as the "Hire Date"), and is contingent upon the satisfactory completion of the Company's standard investigation of your background.

     This letter sets forth the terms of your employment with the Company as well as our understanding with respect to any termination of that employment relationship. By signing this letter on the space provided on the last page, you accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skills to your duties at the Company.

     During your employment with the Company, you will receive the following compensation and benefits:

     1. $20,000 per month base salary ($240,000 on an annualized basis) paid semi-monthly in accordance with the Company's payroll procedures, less applicable withholding. The Company will provide you with tax consultation through its auditors, Arthur Andersen, to assist you with Texas resident tax advice.

     2. You will be eligible to receive a quarterly revenue/margin results bonus of $20,000 per quarter during FY98 based on meeting or exceeding quarterly revenue/margin targets and profitability targets for the Unit. The applicable targets will be reviewed and
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approved by the Company's Compensation Committee and provided to you in writing by the Company within 30 days of your Hire Date. You must be employed by the Company for the entire quarter in order to earn any bonus for that quarter. During FY98, you will receive a guaranteed bonus of $5,000 per quarter under this bonus arrangement.

     In addition, you will be paid a one-time special FY98 year-end bonus of $12,000 less applicable withholding.

     3. Subject to the approval of the Compensation Committee of the Board of Directors, you will be granted a stock option pursuant to the Company's 1996 Stock Option Plan (the "Option Plan") to purchase 200,000 shares of the Company's common stock at an exercise price per share equal to its fair market value on the date of your written employment acceptance, in accordance with the Option Plan or modified Option Plan as agreed upon by you and the Company. Your option will be subject to and governed by the terms of the Company's standard form of stock option agreement or modified agreement which you will be required to sign as a condition of the option grant.

     4. The Company anticipates that Larry Hootnick will be elevated to the position of Chairman of the Board/CEO within six months to one year after the Hire Date. Should that occur and provided that your performance in the positions described above has been to the Company's satisfaction, you will be elevated to the position of President and COO of the Company and nominated to its Board of Directors in accordance with current Company by-laws and processes.

     5. The Company will reimburse you for mutually agreed upon monthly housing and transportation expenses in the Bay Area as agreed upon by you and the Company. In addition, the Company will provide you with additional business equipment in Austin as agreed upon by you and the Company.

     6. In the event that the Company terminates your employment for reasons other than cause, or your death or disability, you shall not be entitled to any further compensation or benefits (other than as earned through the date of your termination), except that if you sign a general release of known and unknown claims in form satisfactory to the Company, you shall receive the following severance benefits: (a) six months' base salary continuation at your then current salary paid in accordance with the Company's payroll procedures, less applicable withholding, and (b) upon your election of COBRA, the Company will pay your COBRA premiums for a period of six months.

     If your employment is terminated by the Company for cause as defined below, or as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned through the date of your termination. For purposes of this agreement, a termination for "cause" occurs if you are terminated for any of the following reasons.

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          a. theft, dishonesty, misconduct, or falsification of any employment or Company records;

          b. improper disclosure of the Company's confidential or proprietary information;

          c. any intentional act by you which has a material detrimental effect on the Company's reputation or business;

          d. your failure or inability to perform any reasonable duties assigned to you by the Company after written notice of, and a reasonably opportunity to cure, such failure or inability; or

          e. your conviction of any criminal act that impairs your inability to perform your duties for the Company.

     7. In the event that your employment is terminated by the Company under certain circumstances following a "change of control," you will be entitled to participate in the Company's Change of Control program at a level established for Senior Vice Presidents if you sign the Company's standard form of change of control agreement. That agreement will be presented to you shortly after the Hire Date.

     8. Upon your execution of the Company's standard form of indemnity agreement, you will be eligible to participate in the Company's Directors and Officers insurance program.

     9. You will be eligible for medical, dental, vision, life and disability insurance as described in the enclosed Benefits Summary once you meet the eligibility requirements under the applicable programs.

     10. You will be eligible to participate in the Company's Employee Stock Purchase Plan in accordance with its terms.

     11. You will be eligible to participate in the Company's 401(k) plan in accordance with its terms.

     Your employment with the Company is voluntarily entered into and is for no specified period of time. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its at-will employment relationship with you at any time, with or without cause. Thirty days' notice of termination (or pay in lieu of notice) shall be provided by you or the Company in the event that either elects to terminate the employment relationship for any reason other than cause. During such thirty-day period you shall continue to provide full and proper service to the Company in your then current employment capacity unless the Company waives such notice period.

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     In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement or the termination of our employment relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age or other discrimination), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by an employment lawyer selected by the American Arbitration Association in San Jose, California, and we waive our rights to have such disputes or claims tried by a court or jury. However, we agree that this arbitration provision shall not apply to any requests for injunctive relief that may be made by you or the Company.

     This letter agreement, the Company's standard employment proprietary rights agreement, and the other agreements referred to above, all of which you agree to sign as a condition of your employment, define the terms of your employment and supersede all prior agreements, both written and verbal. This agreement cannot be modified or amended except in a writing that is signed by an authorized Company representative and you.

     We are happy to confirm your employment offer with this letter, and we look forward to your joining Consilium. Please indicate your acceptance of this offer by signing one copy of this letter and returning it to me.


Sincerely,


Linda Kato Ujihara
Director of Human Resources

cc:  L. Hootnick



I agree to and accept employment with Consilium on the terms set out above, and I certify that I have responded fully and accurately to all inquiries made of me by Consilium during the pre-employment process.


_______________________________
Jim Macek

_______________________________
Date

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